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DISTRICT COURT, CITY AND COUNTY OF
DENVER, COLORADO
1437 Bannock Street
Denver, CO 80202

Plaintiffs: RICHARD STEARNS, On Behalf of Himself and All
Others Similarly Situated,

v.                                                       *   COURT USE ONLY  *

Defendants: PENNACO ENERGY, INC., PAUL M.                Case Number: 01-CV-0073
RADY; GLEN C. WARREN, JR.; GREGORY V.
GIBSON; KURT M. PETERSON; and DAVID W. LANZA,            Courtroom:

ATTORNEYS FOR PLAINTIFFS:

Robert J. Dyer III (5734)
Kip B. Shuman (23593)
Jeffrey A. Berens (28007)
DYER & SHUMAN, LLP
801 East 17th Avenue                (303) 861-3003
Denver, CO 80218-1417               Fax: (303) 830-6920

Marc A. Topaz
Michael K. Yarnoff
SCHIFFRIN & BARROWAY, LLP
Three Bala Plaza East, Suite 400    (610) 667-7706
Bala Cynwyd, PA 19004               Fax: (610) 667-7056

                     CLASS ACTION COMPLAINT AND JURY DEMAND

         Plaintiff, for his complaint, alleges as follows:

                                  THE PARTIES

         1. Plaintiff Richard Stearns ("plaintiff") is the owner of common stock of Pennaco Energy, Inc. ("PEI" or the "Company") and has been the owner of such shares continuously since prior to the wrongs complained of herein.

         2. Defendant PEI is a corporation duly existing and organized under the laws of the State of Delaware, with its principal executive offices located at 1050 17th Street, Suite 700, Denver, Colorado 80265. The Company is primarily focused on the exploration, development, acquisition
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and production of natural gas from coal bed methane properties located in the
Powder River Basin of northeastern Wyoming and southeastern Montana.

         3. Defendant Paul M. Rady is and at all times relevant hereto has been President, Chief Executive Officer, and Chairman of the Board of PEI.

         4. Defendant Glen C. Warren, Jr. is and at all times relevant hereto has been Chief Financial Officer, Executive Vice President and a director of PEI.

         5. Defendant Gregory V. Gibson is and at all times relevant hereto has been Vice President-Legal, Secretary and a director of PEI.

         6. Defendants Kurt M. Peterson and David W. Lanza are and at all times relevant hereto have been directors of PEI.

         7. The defendants referred to in paragraphs 3 through 6 are collectively referred to herein as the "Individual Defendants."

         8. By reason of the above Individual Defendants' positions with the Company as officers and/or directors, said individuals are in a fiduciary relationship with plaintiff and the other public stockholders of PEI, and owe plaintiff and the other members of the class the highest obligations of good faith, fair dealing, due care, loyalty and full, candid and adequate disclosure.

                            CLASS ACTION ALLEGATIONS

         9. Plaintiff brings this action on his own behalf and as a class action, pursuant to Rule 23 of the Colorado Rules of Civil Procedure, on behalf of himself and holders of PEI common stock (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants.

         10. This action is properly maintainable as a class action.

         11. The Class is so numerous that joinder of all members is impracticable. As of December 28, 2000, there were approximately 19.6 million shares of PEI common stock outstanding.

         12. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class members. The common questions include, inter alia, the following:

             (a) whether the proposed transaction is grossly unfair to the Class;

             (b) whether plaintiff and the other members of the Class would be irreparably damaged were the transactions complained of herein consummated; and



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          (c)  whether defendants have breached their fiduciary and other common law duties owed by them to plaintiff and the other members of the Class.

     13. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are typical of the claims of the other members of the Class and plaintiff has the same interests as the other members of the Class. Accordingly, plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class.

     14. Plaintiff anticipates that there will be no difficulty in the management of this litigation.

     15. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class as a whole.

     16. For the reasons stated herein, a class action is superior to other available methods for the fair and efficient adjudication of this controversy and the class action requirements are satisfied.

                            SUBSTANTIVE ALLEGATIONS

     17. On December 22, 2000, PEI announced that it had accepted an offer from USX-Marathon Group ("USX"), a subsidiary of USX Corporation, to acquire the remaining shares of the Company's outstanding common stock. According to the Company, USX agreed to pay plaintiff and the other PEI public shareholders $19.00 per share in cash for each share of PEI common stock held. The total value of the transaction is approximately $500 million which includes the assumption of $54 million in Company debt.

     18. The merger consideration to be paid to Class members is unconscionable, unfair and grossly inadequate because, among other things:

          (a) the consideration agreed upon did not result from an appropriate consideration of the value of PEI as the Individual Defendants were presented with, and asked to evaluate, the proposed merger without any attempt to sufficiently ascertain the true value of PEI through open bidding or a "market check" mechanism; and

          (b) under the terms of the Merger Agreement, plaintiff and the other members of the Class will be accepting $3.00 dollars less per share than what analyst Irene Haas at Sanders Morris Harris Inc. values the stock.

     19. The Individual Defendants have thus far failed to announce any active auction or open bidding procedures best calculated to maximize shareholder value and have, instead, agreed to the merger which will only serve to inhibit the maximization of shareholder value.


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     20. The Individual Defendants were and are under a duty:

          (a) to fully inform themselves of PEI's market value before taking, or agreeing to refrain from taking, action;

          (b)  to act in the interests of the equity owners;

          (c)  to maximize shareholder value;

          (d) to obtain the best financial and other terms when the Company's independent existence will be materially altered by a transaction;

          (e) to act in accordance with their fundamental duties of due care and loyalty.

                       COUNT 1 - BREACH OF FIDUCIARY DUTY

     21. By the acts, transactions and courses of conduct alleged herein, defendants, individually and as part of a common plan and scheme or in breach of their fiduciary duties to plaintiff and the other members of the Class, are attempting unfairly to deprive plaintiff and other members of the Class of the true value of their investment in PEI.

     22. PEI shareholders will, if the transaction is consummated, be deprived of the opportunity for substantial gains which the Company may realize.

     23. By reason of the foregoing acts, practices and course of conduct, defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations toward plaintiff and the other PEI public stockholders.

     24. As a result of the actions of defendants, plaintiff and the other members of the Class have been and will be damaged in that they have not and will not receive their fair proportion of the value of PEI's assets and businesses and will be prevented from obtaining appropriate consideration for their shares of PEI common stock.

     25. Unless enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class, and may consummate the proposed transaction which will exclude the Class from its fair proportionate share of PEI's valuable assets and businesses, and/or benefit them in the unfair manner complained of herein, all to the irreparable harm of the Class, as aforesaid.

     26. Plaintiff and the Class have no adequate remedy at law.


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                               PRAYER FOR RELIEF

     WHEREFORE, plaintiff demands judgment and preliminary and permanent relief, including injunctive relief, in his favor and in favor of the Class and against defendants as follows:

     1.   Declaring that this action is properly maintainable as a class action:

     2. Declaring and decreeing that the merger agreement was entered into in breach of the fiduciary duties of the Individual Defendants and is therefore unlawful and unenforceable;

     3.   Enjoining defendants from proceeding with the merger agreement;

     4. Enjoining defendants from consummating the merger, or a business combination with a third party, unless and until the Company adopts and implements a procedure or process, such as an auction, to obtain the highest possible price for the Company;

     5. Directing the Individual Defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of shareholders until the process for the sale or auction of the Company is completed and the highest possible price is obtained;

     6. Rescinding, to the extent already implemented, the merger agreement or any of the terms thereof;

     7.   Awarding plaintiff and the Class appropriate damages;

     8. Awarding plaintiff the costs and disbursements of this action, including reasonable attorneys' and experts, fees;

     9. Granting such other and further relief as this Court may deem just and proper.

                                  JURY DEMAND

     Plaintiff hereby demands a trial by jury.

     DATED: January 5, 2001



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                                   DYER & SCHUMAN, LLP


                                   By: /s/ KIP B. SHUMAN
                                       --------------------------
                                   Robert J. Dyer III (#5734)
                                   Kip B. Shuman (23593)
                                   801 East 17th Avenue
                                   Denver, Colorado 80218-1417
                                   (303) 861-3003


                                   Marc A. Topaz, Esquire
                                   Michael K. Yarnoff, Esquire
                                   SCHIFFRIN & BARROWAY, LLP
                                   Three Bala Plaza East
                                   Suite 400
                                   Bala Cynwyd, PA 19004

                                   ATTORNEYS FOR PLAINTIFF

Plaintiff's Address:
13013 Olmeda Court
San Diego, CA 92128



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